Exhibit 99.1

Dermata Therapeutics Provides Corporate Update

and Reports Financial Results for the Third Quarter 2026

- Dermata generates product revenue following the launch of its first commercial product,

Tome™ Foundational Treatment, on August 25, 2026 -

- Tome Skincare ecommerce platform establishes a foundation for product growth through direct-to-consumer sales, subscriptions, and professional skincare channels -

- Positive topline results from a cosmetic clinical study in which participants demonstrated improvements across multiple measures of skin appearance provides clinical support for the commercialization strategy of Tome Foundational Treatment as “Studied Skincare” -

SAN DIEGO, CA, November 10, 2026 – Dermata Therapeutics, Inc. (Nasdaq: DRMA) (“Dermata,” or the “Company”), a science-driven leader in dermatologic solutions focused on the development and commercialization of consumer and professional skincare products, today highlighted recent corporate progress and reported financial results for the third quarter ended September 30, 2026.

“The third quarter represents a transformational time for Dermata as we completed our transition from a development-stage pharmaceutical company to a revenue-generating commercial skincare business,” commented Gerry Proehl, Dermata’s Chairman, President, and Chief Executive Officer. “With the launch of Tome Foundational Treatment on August 25, 2026, we began generating our first product revenue, marking an important step in executing our strategy to build a differentiated skincare brand around BioneedleTM, our hero ingredient, consisting of 100% freshwater sponge, which we wild harvest and minimally process into a fine, purified powder. We are excited about the early interest in our Tome Foundational Treatment, including approximately 30% of orders generated via subscriptions. We believe our subscribers will help establish the foundation for a scalable business with opportunities to expand consumer awareness, develop recurring revenue through subscriptions, and introduce our products to skincare professionals.”

“Importantly, our strategy extends beyond the launch of a single product. Recently, we initiated a clinical trial evaluating Tome Clearing Treatment, our second planned commercial product for the treatment of acne, which we expect to launch in the first half of 2027,” continued Mr. Proehl.

“Looking ahead, our priorities are focused on increasing brand awareness of Tome, converting consumer interest into sales, expanding our distribution opportunities, and building a broader portfolio of products powered by Bioneedle. We believe our combination of clinical expertise, differentiated skincare technology, and direct-to-consumer commercialization provides an opportunity to build a growing skincare business with multiple potential revenue streams and create long-term value for our shareholders,” concluded Mr. Proehl.

Recent Corporate Highlights

●	Launched Tome Foundational Treatment and generated revenue. On August 25, 2026, Dermata officially launched Tome Foundational Treatment, its first commercial skincare product, through its direct-to-consumer website. The launch represents a significant milestone in the Company’s strategic transition to commercial skincare and provides Dermata with its first opportunity to generate revenue from product sales. Tome Foundational Treatment is a once-weekly skin renewal treatment powered by the Company’s Bioneedle technology and is designed to improve the appearance of skin tone, texture, fine lines, and dark spots.

●	Announced positive topline results from cosmetic clinical study of Tome Foundational Treatment. In October 2026, Dermata announced positive topline results from its completed cosmetic clinical study evaluating Tome Foundational Treatment in 31 participants over four weeks. The study demonstrated improvements across multiple investigator-assessed measures of skin appearance, including fine lines, hyperpigmentation, radiance, and overall appearance. More than 71% of participants were graded as having overall improvement in skin appearance after just one treatment. The Company believes these results support Tome’s positioning as “studied skincare” and provides clinically supported content to enhance consumer education, strengthen brand credibility, and support future marketing efforts.

●	Continued building brand awareness and market visibility for Tome. Surrounding the Tome Foundational Treatment commercial launch, Dermata has focused on introducing Tome to consumers through digital marketing, social media, public relations, and editorial outreach. The Company believes that building awareness of Tome’s Bioneedle technology and once-weekly application format will be important in supporting customer acquisition and expanding its presence in the premium skincare market.

●	Advanced development of second commercial skincare product for acne. In October 2026, Dermata announced enrollment of the first participant in a clinical trial evaluating Tome Clearing Treatment, its second planned commercial product. Tome Clearing Treatment combines salicylic acid, an FDA-recognized over-the-counter acne active ingredient, with the Company’s Bioneedle technology in a once-weekly treatment regimen for the treatment of acne. The Company expects to launch Tome Clearing Treatment in the first half of 2027, subject to successful development and commercialization activities. Dermata believes the addition of a second product could expand its addressable consumer market, create cross-selling opportunities, and diversify its commercial revenue base.

Anticipated Upcoming Milestones

●	Drive commercial growth of Tome Foundational Treatment. The Company plans to continue executing its direct-to-consumer marketing strategy to increase brand awareness, attract new customers, and encourage repeat purchases. Dermata intends to leverage clinical study results, consumer education, and digital marketing to communicate the benefits of its Bioneedle technology and support future sales growth.

●	Expand Tome’s professional skincare presence. Dermata intends to expand opportunities to introduce Tome Foundational Treatment to aestheticians, dermatologists, and other skincare professionals for in-office use and recommendations to their clients and patients. The Company believes professional adoption could provide an additional revenue opportunity while supporting broader consumer awareness and credibility of the Tome brand.

●	Advance Tome Clearing Treatment toward commercial launch in the first half of 2027. Dermata plans to continue its clinical evaluation of Tome Clearing Treatment, with the goal of generating evidence of its effect on acne to support its planned commercialization. The Company believes its second product will expand Tome’s portfolio into the large consumer acne market and support the Company’s strategy of building a multi-product skincare business.

●	Continued optimization of commercial operations and revenue opportunities. As Dermata progresses through its initial commercialization period, the Company plans to evaluate customer purchasing patterns, subscription participation, marketing performance, and other commercial metrics to inform its growth strategy and capital allocation decisions.

Third Quarter 2026 Financial Results

As of September 30, 2026, the Company had $5.0 million in cash, cash equivalents and restricted cash, compared to $7.5 million as of December 31, 2025. The $2.5 million decrease in cash, cash equivalents and restricted cash for the nine months ended September 30, 2026, resulted from $7.6 million of cash used in operations, and $0.2 million of cash used in investing activities, offset by financing activities of approximately $2.0 million in net proceeds from the Company’s ATM and $3.2 million of net proceeds related to its August 2026 financing transaction. The Company expects its current cash resources to be sufficient to fund operations into the first quarter of 2027.

Net sales and cost of sales were $74,000 and $34,000, respectively, for the quarter ended September 30, 2026, related to sales of the Company’s first commercial product, Tome Foundational Treatment. Gross profit was $40,000 for the quarter ended September 30, 2026, reflecting an approximate 54% profit margin.

Research and development expenses were $0.1 million for the quarter ended September 30, 2026, compared to $0.5 million for the quarter ended September 30, 2025. The $0.4 million decrease in research and development expenses resulted primarily from reallocation of employee duties to focus on the commercial launch of the Company’s first product, Tome Foundational Treatment.

Selling, general and administrative expenses were $2.8 million for the quarter ended September 30, 2026, compared to $1.3 million for the quarter ended September 30, 2025. The increase in selling, general and administrative expenses of $1.5 million was primarily attributable to the Company’s decision to prioritize the commercial launch of its first product, resulting in significant commercialization activities during the quarter ended September 30, 2026. This resulted in an increase of $0.2 million of marketing and other commercialization expenses and an increase of $0.5 million of compensation expense primarily due to a reallocation of employee duties from research and development to selling, general and administrative expense, as a result of the shift in business focus towards commercialization. In addition, legal fees increased by $0.8 million during the quarter ended September 30, 2026, due to ongoing litigation and new trademarks.

About Tome Skincare

Tome is Dermata’s skincare line focused on bringing about a new realm of skincare that is powerful, not punishing. Tome in its literal meaning is a large, important, scholarly book. Dermata intends to educate consumers with a brand that tells a skincare story rooted in science and history. Tome consists of skincare products utilizing a wild harvested freshwater sponge that has evolved over centuries for consumers compelled by history and science to find potent natural products for their skincare routine. Dermata believes its Tome skincare line can simplify existing skincare routines with essential ingredients designed to deliver results, without harmful extremes.

Start your skincare story at Tome.

About Dermata Therapeutics

Dermata Therapeutics is a science-driven leader in dermatologic solutions focused on the development and commercialization of both direct-to-consumer and professional skincare solutions. The Company leverages its experience in clinical dermatology and its Bioneedle technology to develop differentiated skincare products designed to address a variety of consumer skincare needs. Dermata’s first commercial product, Tome Foundational Treatment, is now available at Tome, with additional innovations planned to follow. Dermata is headquartered in San Diego, California.

For more information, please visit Dermata.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are based on the Company’s current beliefs and expectations, and new risks may emerge from time to time. Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other factors including, but are not limited to, statements related to: Dermata’s shift to prioritize direct-to-consumer (DTC) and over-the-counter (OTC) skincare products; the anticipated benefits of Dermata’s strategic shift to prioritize DTC and OTC skincare products, including acceleration of its path to commercialization, and expansion into broader consumer markets; the success, cost, and timing of the launch of its planned or future DTC and OTC products, including the Tome Clearing Treatment; the expected timing and success of any planned or future DTC and OTC product launches; expectations for the success of the Company’s products and their ability to generate revenue for the Company; the Company’s expectations with regard to current cash, cash equivalents, and restricted cash and the amount of time it will fund operations; and other factors described in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements are generally identified by the use of such words as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “forecast,” “estimate,” “expect,” “intend,” “plan,” “continue,” “outlook,” “will,” “potential” and similar statements of a future or forward-looking nature. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in product development and commercialization. For a discussion of these and other factors, please refer to Dermata’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Dermata undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

DERMATA THERAPEUTICS, INC.

Balance Sheets

In thousands USD	September 30, 2026	December 31, 2025
	(unaudited)
Assets
Cash and cash equivalents	$4,822	$7,522
Restricted cash	200	-
Prepaid expenses and other current assets	583	342
Inventories	825	-
Non-current assets	205	-
Total assets	6,635	7,864
Liabilities
Accounts payable	1,620	461
Accrued liabilities	1,110	1,180
Total liabilities	2,730	1,641
Equity	3,905	6,223
Total liabilities and equity	$6,635	$7,864

DERMATA THERAPEUTICS, INC.

Statements of Operations

(unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
In thousands, except share and per share data	2026	2025	2026	2025

Net sales	$74	$-	$74	$-
Cost of sales	(34)	-	(34)	-
Gross profit	40	-	40	-
Operating expenses
Research and development (1)	143	504	739	2,403
Selling, general and administrative (1)	2,755	1,256	7,099	3,470
Total operating expenses	2,898	1,760	7,838	5,873
Loss from operations	(2,858)	(1,760)	(7,798)	(5,873)
Interest income	37	69	162	176
Net loss	$(2,821)	$(1,691)	$(7,636)	$(5,697)

Net loss per common share, basic and diluted	$(0.55)	$(1.65)	$(1.76)	$(6.64)
Weighted average common shares outstanding, basic and diluted	5,119,529	1,026,457	4,338,149	858,015

(1) Includes the following stock-based compensation expense
Research and development	$4	$8	$22	$24
Selling, general and administrative	$38	$30	$105	$90

Investor Contact:

Cliff Mastricola

Investor Relations

cmastricola@dermatarx.com